EXHIBIT - 5a.2

                               AMENDMENT NO. 1 TO
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                                DECLARATION FUND
                                       AND
                      DECLARATION INVESTMENT ADVISORS, INC.


     Amendment No. 1 to Investment Advisory Agreement dated December 8, 1988 by and between Declaration Fund (formerly Consolidated Asset Management Fund), a Pennsylvania business trust, and Declaration Investment Advisors, Inc., a Pennsylvania corporation.

     Whereas, the name of Consolidated Asset Management Fund has been changed to "Declaration Fund", and

     Whereas, Declaration Fund has been converted from a single issue fund to a series fund, and

         Whereas, there has been created within Declaration Fund a series designated Declaration Cash Account, and

         Whereas, as part of the reorganization of Declaration Fund as a series fund and the creation of the Declaration Cash Account series, the shareholders of Declaration Fund become shareholders of Declaration Cash Account automatically as part of such reorganization, and

         Whereas, it is the intention of the parties hereto to amend the Agreement in such ways as are necessary to reflect the changes hereinabove described as well as changes in the expense reimbursement provisions.

         Now, therefore, this Amendment No. 1,

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                                   WITNESSETH:

         1.  Whenever  and  wherever  the  text  of  the  Agreement   refers  to
"Consolidated Asset Management Fund", the text is amended to read "Declaration Fund".

         2. In Section 1. "Duties of the Advisor", references to the "fund's portfolio" in item (i) shall mean the Declaration Cash Account portfolio.

         3. The expenses payable by the Fund, as set forth in Section 2 of the Agreement are subject to the terms and conditions respecting the bearing of expenses and the apportioning thereof as are set forth in the Amended and Restated Declaration of Trust dated March 14, 1990, which are incorporated by reference in the Agreement as amended by this Amendment No. 1.

         4. The text of the second paragraph under Section 3 is amended by changing "1.5%" to "2%" and by changing "1%" to "1.5%".

         5. In all other respects the Agreement is ratified and confirmed.

Dated:   May 15, 1990

Attest                                Declaration Fund


/s/ Kathleen Mincarelli               /s/ Terence P. Smith
--------------------------            ----------------------------


Attest                                Declaration Investment
                                       Advisors, Inc.

/s/ Stephen B. Tily, III              /s/ Terence P. Smith
--------------------------            ----------------------------

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